SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTIONS 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        November 29, 2005.

ENTEGRIS, INC.

(Exact name of registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

000-30789	41-1941551
(Commission File Number)	(I.R.S. Employer Identification No.)

3500 Lyman Boulevard, Chaska, MN	55318
(Address of principal executive offices)	(Zip Code)

(952) 556-3131

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 30, 2005, the registrant entered into an Amended and Restated Membrane Manufacture and Supply Agreement with Millipore Corporation (the “Amended and Restated Agreement”) which amends and extends an agreement entered into by Mykrolis Corporation in connection with the spin-off of Mykrolis Corporation from Millipore Corporation which was scheduled to expire on March 31, 2006. The Amended and Restated Agreement continues the arrangement whereby the registrant manufactures membrane in Millipore’s Bedford, MA plant for its own use and for sale to Millipore until December 31, 2010, subject to early termination by either party on 24 months prior notice. The Amended and Restated Agreement also obligates registrant to provide guaranteed capacity to support Millipore’s membrane purchases and adjusts prices and rates owed by the parties to each other with respect to operations thereunder.

Item 2.05 Costs Associated with Exit or Disposal Activities

On November 29, 2005, the registrant issued a press release, attached hereto as Exhibit 99.1, announcing that the registrant will close its manufacturing plant located in Bad Rappenau, Germany and relocate the production of products made in that facility to other existing manufacturing plants located in the United States and Asia. This action was unrelated to the merger with Mykrolis Corporation that became effective on August 6, 2005. The registrant further announced that it expects this closure to result in out-of-pocket expenses for severance and other plant closure expenses of approximately $3.5 million and asset write-offs of about $3.0 million. The registrant expects that the total amount to be incurred in connection with the closure of the Bad Rappenau plant to be approximately $6.5 million; other than the out of pocket expenses referred to above, no future cash expenditures are expected in connection with this closure.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	Press Release, dated November 29, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: December 5, 2005	By:	/S/ PETER W. WALCOTT
Peter W. Walcott, Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit

99.1	Press Release, dated October 12, 2005.